Exhibit 4.3

SELECT ENERGY SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.                                      Purpose.  The Select Energy Services, Inc. Employee Stock Purchase Plan (as amended, restated or otherwise modified from time to time, the “Plan”) is intended to provide an opportunity for employees of Select Energy Services, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries to acquire or increase a proprietary interest in the Company through the purchase of shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”).  The Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423 with respect to Participants who are employees of the Company or a Participating Company in the United States.  Accordingly, with respect to such Participants, the provisions of the Plan shall be construed in a manner consistent with the requirements of Code Section 423.  In addition, the Plan provides for Offerings that are not intended to qualify under Code Section 423 solely for the benefit of Participants who are employees of foreign Participating Companies outside of the United States (each, a “Non-423 Offering”). Furthermore, the Company may make separate Offerings under the Plan, each of which may have different terms, but each separate Offering (other than a Non-423 Offering) will be intended to comply with the requirements of Code Section 423.

2.                                      Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below:

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.

“Compensation” shall mean an Eligible Employee’s “wages,” as defined in Code Section 3401(a) (for purposes of income tax withholding at the source), plus amounts that would be included in wages but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b), and all other payments of compensation to an Eligible Employee by the Company or any Participating Company for services to the Company or any Participating Company while employed for which the Company or any Participating Company is required to furnish such Eligible Employee a written statement under Code Sections 6041(d), 6051(a)(3) and 6052, but excluding any portion of base salary deferral contributions made pursuant to Code Section 401(k), reimbursement or other expense allowances, fringe benefits, moving expenses, deferred compensation, welfare benefits, pay in lieu of vacation or unused leave, severance pay, differential wages, or any credit or benefit under any employee benefit plan maintained by the Company or any Participating Company.  The definition of Compensation may vary among Participants who are participating in separate Offerings or a Non-423 Offering.

“Eligible Employee” means, with respect to each Offering Period, each employee of the Company or a Participating Company who, as of the Offering Date with respect to such Offering Period, has been continuously employed by the Company or any Participating Company for at least one year and is regularly scheduled to work more than 20 hours per week; provided, however, that the Committee may, from time to time prior to an Offering Date, elect to exclude employees of the Company and the Participating Companies who would otherwise be “Eligible Employees” pursuant to this definition with respect to the Offering Period beginning on such Offering Date (and any subsequent Offering Periods as determined by the Committee) so long as such exclusion is permitted under Code Section 423.  The definition of Eligible Employee may differ with respect to a Non-423 Offering.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any specified date, (a) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock on that date as reported in The Wall Street Journal (or if no sales occur on that date, on the last preceding date on which such sales of the Common Stock are so reported); (b) if the Common Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and asked prices of Common Stock on the specified date (or if no sales occur on that date, on the most recently preceding date on which Common Stock was traded over the counter); or (c) in the event Common Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate.

“Offering” shall mean an offering of Common Stock pursuant to the Plan.

“Offering Date” shall mean the first Trading Day of each Plan Quarter.

“Offering Period” shall mean, with respect to a Plan Quarter, the period beginning on the Offering Date and ending on the Purchase Date.  Unless otherwise specified by the Committee, each Offering Period under the Plan shall be deemed a separate Offering Period under the Plan, even if the Offering Date and Purchase Date of each such Offering Period are identical.

“Participant” shall mean an Eligible Employee who elects to participate in the Plan pursuant to Section 5(b).

“Participating Companies” shall mean the Company’s subsidiaries that are designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

“Plan Quarter” means, with respect to each calendar year in which the Plan is in effect, (a) December 1 through February 28 (or, if applicable, February 29), (b) March 1 through May 31, (c) June 1 through August 31 and (d) September 1 through November 30. The first Plan Quarter commenced on December 1, 2017.

“Purchase Date” shall mean the last Trading Day of each Plan Quarter, or such other date(s) as determined by the Committee.

“Purchase Price” shall mean the purchase price of a share of Common Stock as set forth in Section 6(b).

“Restriction Period” means the period of time, if any, during which shares of Common Stock acquired by a Participant under the Plan may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by such Participant as provided in Section 6(d).

“Trading Day” shall mean any day on which the New York Stock Exchange (or, if applicable, any other national securities exchange that is used to determine Fair Market Value)  is open for trading or, if the Common Stock is not listed on a national securities exchange, a business day, as determined by the Committee.

3.                                      Eligibility.  Subject to the limitations set forth herein and in Code Section 423, any individual who is an Eligible Employee as of the Offering Date of a given Offering Period that does not relate to a Non-423 Offering shall be eligible to participate in such Offering Period.

4.                                      Offering Periods.  The Plan shall be implemented by a series of consecutive three-month Offering Periods, with a new Offering Period commencing on the Offering Date within each Plan Quarter and ending on the Purchase Date within such Plan Quarter, or at such other time(s) as may be determined by the Committee.  The Plan shall continue until terminated in accordance with Section 13.  Subject to Section 13 and Code Section 423, the Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future Offerings and shall use its reasonable efforts to notify Employees prior to the scheduled beginning of the first Offering Period to be affected.  For the avoidance of doubt, two or more separate Offering Periods may occur simultaneously, any of which may constitute a Non-423 Offering, as determined by the Committee in its sole discretion.

5.                                      Grant of Options.

(a)                                 In General.  The Company shall, on the Offering Date within each Offering Period, grant an option under the Plan to purchase, as of the Purchase Date within such Offering Period, shares of Common Stock to each then-current Participant at the Purchase Price as of such Purchase Date; provided, however, that no option shall be granted to a Participant (other than pursuant to a Non-423 Offering) if, immediately after the option is granted, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Code Section 424(d)) would own capital stock of the Company or hold outstanding options to purchase stock representing five percent or more of the total combined voting power or value of all classes of capital stock of the Company or of its parent or subsidiary corporations.  Subject to Section 5(d), the number of shares of Common Stock subject to an option for a Participant shall be equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such Participant during the applicable Offering Period in accordance with Section 5(b), divided by (ii) the Purchase Price as of the Purchase Date within such Offering Period, rounded down to the nearest whole share.

(b)                                 Election to Participate; Payroll Deduction Authorization.  An Eligible Employee may participate in the Plan only by means of payroll deduction.  Except as provided in Section 5(f), each Eligible Employee who elects to participate in the Plan shall deliver to the Company, within the time period prescribed by the Committee, a payroll deduction authorization in a form prepared by the Company whereby such Eligible Employee gives notice of such Eligible Employee’s election to participate in the Plan as of the next following Offering Date, and whereby such Eligible Employee designates a whole dollar amount to be deducted from such Eligible Employee’s Compensation for each Offering Period and paid into the Plan for such Eligible Employee’s account; provided, that one-sixth of such designated amount shall be deducted from such Eligible Employee’s Compensation each pay period during the applicable Offering Period.  The maximum amount of Compensation that any Participant may contribute to the Plan in a single calendar year is $15,000 (or other such other maximum amount as the Committee may establish from time to time prior to an Offering Period).

(c)                                  Changes in Payroll Authorization.  The payroll deduction authorization referred to in Section 5(b) may not be changed during the Offering Period by any Participant.  A Participant may withdraw from the Plan at any time as provided in Section 7(a).

(d)                                 $25,000 Limitation.  No Participant shall be granted an option under the Plan (other than pursuant to a Non-423 Offering) that would permit such Participant’s right to purchase Common Stock under all employee stock purchase plans (described in Code Section 423) of the Company or its parent or subsidiary corporations (including the Plan) to accrue at a rate that exceeds $25,000 of Fair Market Value of such Common Stock (determined at the time such option is granted) for any calendar year in which such option would be outstanding (within the meaning of Code Section 423(b)(8)).  Any amounts received from a Participant that cannot be used to purchase Common Stock as a result of this limitation shall be returned as soon as reasonably practicable to such Participant, without interest, and such Participant’s payroll deductions shall be temporarily halted until the first day of the first Offering Period that is scheduled to end in the following calendar year.

(e)                                  Leaves of Absence.  During a paid leave of absence approved by the Company which meets the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant’s elected payroll deduction shall remain in effect and continue for the current Offering Period and future Offering Periods and such Participant’s accumulated, unused payroll deductions under the Plan shall be used to purchase Common Stock under the Plan on the applicable Purchase Date(s).  During an unpaid leave of absence approved by the Company which meets the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant’s elected payroll deductions shall immediately cease but such Participant’s accumulated, unused payroll deductions under the Plan shall be used to purchase Common Stock under the Plan on the Purchase Date for the current Offering Period.  If a Participant takes a leave of absence that is not described in the first or second sentence of this Section 5(e), then, for purposes of the Plan, such Participant shall be considered to have terminated employment as of the first day of such leave of absence and terminated such Participant’s participation in the Plan pursuant to Section 8.  Further, notwithstanding the preceding provisions of this Section 5(e), if a Participant takes a leave of absence that is described in the first or second sentence of this Section 5(e) and such leave of absence exceeds three months, then, for purposes of the Plan, such Participant shall be considered to have terminated employment as of the first day immediately following such three-month period and terminated such Participant’s participation in the Plan pursuant to Section 8.  For the avoidance of doubt, alternative rules regarding leaves of absence may be established with respect to Participants in a Non-423 Offering.

(f)                                   Continuing Election.  Subject to the limitation set forth in Section 5(d), a Participant who (i) has elected to participate in the Plan pursuant to Section 5(b) as of an Offering

Date and (ii) has not taken action to change or revoke such election as of a subsequent Offering Date shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such subsequent Offering Date.  Payroll deductions that are halted pursuant to Section 5(d) shall recommence at the rate provided in such Participant’s payroll deduction authorization at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless the Participant changes the amount of the Participant’s payroll deduction authorization pursuant to Section 5(b), withdraws from the Plan pursuant to Section 7, or terminates such Participant’s participation in the Plan pursuant to Section 8.

6.                                      Exercise of Options.

(a)                                 Generally.  Subject to Section 7 and the limitation set forth in Section 5(d), each Participant automatically and without any action by such Participant shall be deemed to have exercised such Participant’s option on each Purchase Date to purchase the maximum number of whole shares of Common Stock determined by dividing the amount of accumulated, unused payroll deductions credited to such Participant’s account by the applicable Purchase Price.  No fractional shares of Common Stock may be purchased but any amount relating to such option that remains in the Participant’s account under the Plan that represents a notional fractional share shall be applied to the purchase of shares of Common Stock during the next Offering Period as if such Participant had contributed such amount by payroll deduction to the Plan during such Offering Period for the option that relates thereto.  If the total number of shares of Common Stock for which options are exercised on any Purchase Date exceeds the maximum number of shares then available for sale under the Plan, then the Company shall allocate the available shares by reducing Participants’ designated payroll deduction authorization percentages in order of the highest percentages until the excess is eliminated, and any remaining balance of payroll deductions credited to the account of a Participant under the Plan shall be refunded to such Participant promptly.

(b)                                 Purchase Price.  As used herein, the term “Purchase Price” shall mean the per share price of Common Stock to be paid by each Participant on each exercise of such Participant’s option, which price shall be equal to 95% of the Fair Market Value of the Common Stock on the Purchase Date.

(c)                                  Delivery of Shares.  As soon as practicable after each Purchase Date, the Company shall deliver (or cause to be delivered) to a custodian selected by the Committee, one or more certificates representing the total number of whole shares of Common Stock respecting options exercised on such Purchase Date, in the aggregate, by all of the Participants hereunder.  Alternatively, other evidence of ownership of shares of Common Stock shall be sent to Participants if the Common Stock is held in book-entry form.  Such custodian shall keep accurate records of the beneficial interests of each Participant in such shares by means of Participant accounts under the Plan, and shall provide each Participant with quarterly or such other periodic statements with respect thereto as may be directed by the Committee.  If the Company is required to obtain from any commission or agency (whether U.S. or foreign) authority to issue any such shares, the Company shall seek to obtain such authority.  Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant in the Plan except to return to such Participant the amount of such Participant’s payroll deductions under the Plan which would have otherwise been used upon exercise of the relevant option.

(d)                                 Restrictions on Transfer.  The Committee may from time to time specify with respect to a particular grant of options the Restriction Period, if any, that shall apply to the shares of Common Stock acquired pursuant to such options.  Unless otherwise specified by the Committee, the Restriction Period applicable to each share of Common Stock acquired under the Plan shall be a period of two years after the Offering Date that relates to the Offering Period in  which such share was acquired.  Except as hereinafter provided, during the applicable Restriction Period applicable to shares of Common Stock acquired under the Plan, such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the Participant who has purchased such shares; provided, however, that such restriction shall not apply to the transfer, exchange or conversion of such shares of Common Stock pursuant to a merger, consolidation or other plan of reorganization of the Company, but the stock, securities or other property (other than cash) received upon any such transfer, exchange or conversion shall also become subject to the same transfer restrictions applicable to the original shares of Common Stock, and shall be held by the custodian pursuant to the provisions hereof.  Upon the earlier of (a) the expiration of such Restriction Period or (b) a termination of the Participant’s employment and participation in the Plan pursuant to Section 8, the transfer restrictions set forth in this Section 6(d) shall cease to apply and the Participant may, pursuant to procedures established by the Committee and the custodian, direct the sale or distribution of some or all of the whole shares of Common Stock in the Participant’s account under the Plan that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale.  The Committee may cause the Common Stock issued in connection with the exercise of options under the Plan to bear such legends or other appropriate restrictions, and the Committee may take such other actions, as it deems appropriate in order to reflect the transfer restrictions set forth in this Section 6(d) and to assure compliance with applicable laws.  For the avoidance of doubt, a different Restriction Period may apply to shares of Common Stock purchased in a Non-423 Offering, as determined by the Committee.

7.                                      Withdrawal from the Plan.

(a)                                 Generally.  Any Participant may withdraw, in whole, from the Plan at any time up to two weeks prior to the Purchase Date relating to a particular Offering Period.  Partial withdrawals are not permitted under the Plan.  A Participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company.  The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to such Participant the amount of such Participant’s accumulated, unused payroll deductions under the Plan which have not yet been otherwise returned to such Participant or used upon exercise of options; and thereupon, automatically and without any further act on such Participant’s part, such Participant’s payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.

(b)                                 Eligibility Following Withdrawal.  A Participant who withdraws from the Plan shall be eligible to again participate in the Plan following a waiting period of six months after the date on which such Participant withdrew; provided that such Participant is otherwise eligible to participate in the Plan at such later time.

8.                                      Termination of Employment.  If the employment of a Participant with the Company or any present or future parent or subsidiary corporation of the Company terminates for any reason whatsoever, then such Participant’s participation in the Plan automatically, without any act on such Participant’s part, shall terminate as of the date of the termination of such Participant’s employment and thereupon such Participant’s interest in unexercised options under the Plan shall terminate.  The Company shall promptly refund to such Participant the amount of his payroll deductions under the Plan which have not yet been otherwise returned to such Participant or used upon exercise of options.

9.                                      Restriction Upon Assignment of Option.  An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution.  Each option shall be exercisable, during a Participant’s lifetime, only by such Participant.  The Company shall not have any obligation to recognize any assignment or purported assignment of a Participant’s option or of any rights under the Participant’s option or under the Plan.

10.                               No Rights of Stockholder Until Exercise of Option.  With respect to shares of Common Stock subject to an option granted hereunder, a Participant shall not be deemed to be a stockholder, and no Participant shall have any of the rights or privileges of a stockholder, until such option has been exercised and the shares subject to such option have been delivered to the custodian pursuant to Section 6.  With respect to a Participant’s Common Stock held by the custodian pursuant to Section 6, the custodian shall, as soon as practicable, pay such Participant any cash dividends attributable thereto or credit such dividends to such Participant’s account (as directed by the Committee in its discretion applied in a uniform manner) and shall, in accordance with procedures adopted by the custodian, facilitate the Participant’s voting rights attributable thereto.

11.                               Common Stock Reserved for Issuance Under the Plan.  Subject to the provisions of Section 16, the aggregate number of shares that may be sold pursuant to options granted under the Plan shall not exceed 2,200,000 shares of authorized Common Stock, which shares may be unissued shares or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan.  Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan.  Any shares that are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

12.                               Administration of Plan.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, make such rules as it deems necessary for the proper administration of the Plan, and make all other determinations necessary or advisable for the administration of the Plan.  The Committee may provide that Eligible Employees of foreign Participating Company outside of the United States shall be eligible to participate only in Non-423 Offerings.  In addition, the Committee shall correct any defect or supply any omission or reconcile any inconsistency in the Plan, or in any option granted under the Plan, in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect.  The Committee shall make such decisions or determinations and take such actions in its sole discretion, and all such decisions, determinations and actions made or taken by the Committee pursuant to this and the other sections of the Plan shall be conclusive on all parties.  The Committee shall not be liable for any decision, determination or action made or taken in good faith in connection with the administration of the Plan.  The Committee shall have the authority to delegate routine day-to-day administration of the Plan to such officers and employees of the Company as the Committee deems appropriate.  Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements, and information to be provided to the Committee regarding dispositions of Common Stock that has been acquired pursuant to an option granted hereunder.

13.                               Amendment or Termination of the Plan.  The Committee, in its sole discretion, may amend or terminate the Plan at any time.  Except as provided in Section 12, this Section 13 or Section 16, no amendment to the Plan shall make any change to any option previously granted that materially and adversely affects the rights of any Participant.  In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act or Code Section 423 (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.  Without stockholder approval and without regard to whether any Participant’s rights may be considered to have been materially and adversely affected, the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

14.                               Use of Funds; No Interest Paid.  All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose.  No interest shall accrue or otherwise be paid to any Participant with respect to payroll deductions under the Plan.

15.                               Participating Companies.  The Committee may designate any present or future parent or subsidiary corporation of the Company that is eligible by law to participate in the Plan as a Participating Company by written instrument delivered to the designated Participating Company.  Such written instrument shall specify the effective date of such designation and shall become, as to such designated Participating Company and persons in its employment, a part of the Plan.  The terms of the Plan may be modified as applied to the Participating Company only to the extent permitted under Code Section 423 unless the Committee has provided that such Participating Company shall be eligible to participate only in Non-423 Offerings.  Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder.  Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan at any time.  Moreover, the Committee may, in its discretion, terminate a Participating Company’s Plan participation at any time.

16.                               Effect of Certain Corporate Events.

(a)                                 Changes in Common Stock.  Whenever any change is made in the Common Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change, appropriate action shall be taken by the Committee to prevent the dilution or enlargement of rights by adjusting accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and Purchase Price of shares subject to options outstanding under the Plan.

(b)                                 Adjustments.  If the Company shall not be the surviving corporation in any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Code Section 424(a)) for all options then outstanding, upon the effective date of such merger, consolidation or other business combination or reorganization or such dissolution or liquidation all unexercised options, if any, shall expire and the Company promptly shall refund to each Participant the amount of such Participant’s payroll deductions under the Plan which have not yet been otherwise returned to such Participant or used upon exercise of options.

17.                               Securities Laws.

(a)                                 Registration.  The Company shall not be obligated to issue any Common Stock pursuant to any option granted under the Plan at any time when the offer, issuance or sale of shares covered by such option has not been registered under the Securities Act of 1933, as amended, or does not comply with such other federal, state, local or foreign laws, rules or regulations, or the requirements of any stock exchange or other marketplace upon which the Stock may then be listed, as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations or requirements available for the offer, issuance and sale of such shares.

(b)                                 Compliance with Securities Laws.  Any action by an Eligible Employee to commence participation or withdraw from the Plan, to change a payroll deduction authorization, or to sell or otherwise trade any shares of Stock in an account under the Plan, shall be subject to compliance with applicable securities laws and regulations, including laws and regulations concerning the use of material undisclosed information.  Further, any such action and all Common Stock acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time.

(c)                                  Section 16.  The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with any applicable provisions of Rule 16b-3.  As to such persons, the Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

18.                               General.

(a)                                 Notices.  Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee, delivered by a method acceptable to the Committee, and shall be effective only when received by the Company.

(b)                                 No Restriction on Corporate Action.  Nothing contained in this Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan.  No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(c)                                  Withholding of Taxes; Other Charges.  To the extent tax withholding or the payment of similar tax obligations is required by applicable federal, state, local or foreign law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan including, without limitation, any such taxes payable on (i) any amount contributed by a Participant to the purchase of shares of Common Stock, (ii) the benefit derived from acquiring shares of Common Stock at a Purchase Price that is less than the Fair Market Value of such shares, and (iii) the transfer of shares of Stock to the Participant or a person designated by the Participant, including a sale or other disposition of the shares.  The obligations of the Company under the Plan shall be conditioned on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  Participants shall be solely responsible for any commissions or other charges imposed with respect to the sale or transfer of shares of Common Stock pursuant to the terms of this Plan.  Each of the Company and any Participating Company, as applicable, is authorized to deduct, or cause to be deducted, from any amounts payable to a Participant, either under the Plan or otherwise, any amounts that are required to be withheld on account of taxes, and all such amounts shall be remitted to the appropriate government authority in accordance with applicable federal, state, local or foreign law.  Each of the Company and any Participating Company, as applicable, may also undertake any other action reasonably necessary to permit compliance with applicable tax withholding laws, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable to or for the account of a Participant or requiring, as a condition to the transfer of shares of Common Stock to such Participant or a person designated by such Participant, payment of any applicable withholding tax.

(d)                                 Power to Vary Terms with Respect to Non-U.S. Employees or Adopt Sub-Plans.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or regulations in other countries in which the Company and its subsidiaries operate or have Participants or to otherwise facilitate administration of the Plan, the Committee shall have the power and authority at any time to (i) modify the terms and conditions of the Plan as applicable to individuals outside the United States to comply with applicable foreign laws or regulations, tax policy, accounting principles or customs or to facilitate administration of the Plan; (ii) establish sub-plans and modify administrative procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to this Plan as appendices); and (iii) take any action that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or applicable laws.  To the extent any sub-plans are established, the rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 11, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.  Alternatively, and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering under Code Section 423 to employees of a non-U.S. jurisdiction (without regard to whether they also are citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to Eligible Employees resident in the United States.  However, if an Offering under Code Section 423 is made to employees of a non-U.S. jurisdiction under an Offering designated as being separate from other Offerings, then those terms may be more favorable so long as they comply with the requirements under Code Section 423.  Notwithstanding the foregoing, the Committee may not take any actions hereunder that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law or cause the Plan not to comply with Code Section 423.

(e)                                  Not a Contract of Employment; No Acquired Rights.  The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Participating Company and any person or to be consideration for the employment of any person.  Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Participating Company to purchase Stock at a discount, in the future.  The rights and obligations under any Participant’s terms of employment with the Company or any Participating Company shall not be affected by participation in the Plan.  Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any Participating Company or to restrict the right of the Company or any Participating Company to discharge any person at any time, nor shall the Plan be deemed to give the Company or any Participating Company the right to require any person to remain in the employ of the Company or such Participating Company or to restrict any person’s right to terminate the Participant’s employment at any time.  The Plan shall not afford a Participant any additional right to compensation as a result of the termination of such Participant’s employment for any reason whatsoever.

(f)                                   Designation of Beneficiary.  A Participant may file, on forms supplied by the Committee, a written designation of beneficiary who is to receive any shares of Common Stock and cash in respect of any fractional shares of Common Stock, if any, from the Participant’s account under the Plan in the event of such Participant’s death.  In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s account in the event of such Participant’s death prior to the Purchase Date of an Offering Period.

(g)                                  Parent and Subsidiary Corporations.  For all purposes of the Plan, a corporation shall be considered to be a parent or subsidiary corporation of the Company only if such corporation is a parent or subsidiary corporation of the Company within the meaning of Code Sections 424(e) and (f).

(h)                                 Compliance with Applicable Laws.  The Company’s obligation to offer, issue, sell or deliver Common Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Common Stock as well as all federal, state, local and foreign laws.  Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Company shall not be obligated to grant options or to offer, issue, sell or deliver Common Stock under the Plan to any employee who is a citizen or resident of a non-U.S. jurisdiction if (i) the grant of an option under the Plan to a citizen or resident of such jurisdiction is prohibited under the laws of such jurisdiction or (ii) compliance with the laws of such jurisdiction would cause the Plan to violate the requirements of Code Section 423.

(i)                                     Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

(j)                                    Headings; Number and Gender.  The headings and subheadings in the Plan are included solely for convenience, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.  Whenever used herein, use of any gender shall be applicable to both genders.

(k)                                 Electronic and/or Telephonic Documentation and Submission.  Any of the payroll deduction authorizations, notices, forms, designations and other documents referenced in the Plan and their submission may be electronic and/or telephonic, as directed by the Committee.  By participating in the Plan each Participant is deemed to have consented to electronic delivery of any documents related to the Plan or their participation therein for the entire time that the individual is a Participant in the Plan, provided that such delivery complies with the rules, regulations, and guidance issued by the Securities and Exchange Commission and any other applicable government agency.

(l)                                     Governing Law.  The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.

(m)                             Stockholder Approval.  The Plan shall be subject to approval by the stockholders of the Company within 12 months before or after the date the Plan is adopted by the Board.

(n)                                 Equal Rights and Privileges.  Notwithstanding any provision of the Plan to the contrary and in accordance with, and within the meaning of, Code Section 423, all Eligible Employees who are granted options under the Plan (other than pursuant to a Non-423 Offering) shall have the same rights and privileges.

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